EXHIBIT 99.1
PRESS RELEASE

NEWS RELEASE
November 18, 2008	OTC BB: DPDW

DEEP DOWN ANNOUNCES 140% INCREASE IN REVENUES
FOR THE THIRD QUARTER

HOUSTON, TX – November 18, 2008 – Deep Down, Inc. (OTCBB: DPDW) today announced unaudited results for the three months and nine months ended September 30, 2008, on Form 10-Q filed with the U.S. Securities and Exchange Commission.

Revenue for the three months ended September 30, 2008 increased $6.8 million to $11.7 million, a 140% increase over the same three-month period in 2007. The increase in revenue included $8.5 million from the acquisitions of Mako and Flotation, while our historical service lines had an aggregate reduction in revenue of $1.7 million. The reduction in revenue in historical service lines, compared to the same three-month period in 2007, was impacted by two major engineering and product development projects which were completed prior to the third quarter of 2008. These projects had very low margins, and as such, were discontinued during the third quarter of 2008. The remaining reduction of revenues was a result of customers’ delaying many of their major projects due to the softening of the world oil price and the impact it had on anticipated cash flow of our customers.

Gross profit increased by $4.0 million to $5.3 million for the three months ended September 30, 2008 as compared to the same period last year. Gross margins for the same period improved from 25.8% to 45.5%.  The inclusion of Mako and Flotation for the three months ended September 2008 increased the gross profit by $4.8 million while our historical service lines had an aggregate decrease of $0.8 million due to a reduction in revenue for this period as compared to the same period a year ago.

SG&A for the three months ended September 30, 2008 was $3.7 million compared to $0.9 million for the same period last year for an increase of $2.8 million. The acquisitions of Mako and Flotation represented $1.3 million of the increase. Bad debt increased by $0.2 million due to the write off of certain accounts. Personnel and related costs increased by $0.3 million primarily due to an expansion of our businesses requiring more personnel and the related requirements to administer a public company and comply with reporting requirements. Additionally, we paid approximately $0.6 million more than the same period for the prior year in professional, accounting and legal fees to support our various initiatives during the quarter relating to the filing of a registration statement and to support the related acquisitions. Stock-based compensation related to employee stock options and restricted stock was approximately $170,160 in the current fiscal quarter compared to approximately $74,000 for the comparable prior period. Insurance costs increased by approximately $0.2 million, part of which is included in the acquisition related expenses noted above.

Interest expense for the three months ended September 30, 2008 was $24,704 compared to $0.2 million for the same prior year period. On June 12, 2008, we paid the balance due under the Credit Agreement, thus there were no related expenses for the current fiscal quarter. For the three months ended September 30, 2007, cash interest on the Credit Agreement totaled $139,500, and deferred financing and debt discount amortization approximated $69,000.

Net income for the three months ended September 30, 2008 was $1.6 million, compared to net income of $0.2 million for the same prior year period as discussed above.

Total revenue generated in the nine months ended September 30, 2008 was $25.9 million compared to $12.1 million for the same period last year, an increase of $13.8 million or 113%. This increase in revenue was primarily attributable to strong demand for equipment from our customers in the oil and gas industry and the impact of the inclusion of our acquisitions of Mako and Flotation, which accounted for $12.8 million of the increase.

Gross profit was $10.4 million for the nine months ended September 30, 2008 compared to $3.8 million for the same period in fiscal 2007, reflecting an overall improvement in gross profit margin from 31.6% to 40.2%. Gross profit margins were positively impacted by improved pricing of all product lines.

SG&A for the nine months ended September 30, 2008 was $9.4 million compared to $2.7 million for the same period last year for an increase of $6.7 million. The acquisitions of Mako and Flotation represented $2.8 million of the increase. Bad debt increased by $1.0 million due to the write off of certain accounts, one of which filed for bankruptcy protection. Personnel and related costs increased by $1.5 million due to expansion of our businesses requiring more personnel and the related requirements to administer a public company and comply with reporting requirements. Additionally, we paid approximately $0.9 million more than the same period for the prior year in professional, accounting and legal fees to support our various initiatives during the nine-month period relating to the filing of a registration statement and to support the referenced acquisitions. Stock-based compensation related to employee stock options and restricted stock was approximately $0.4 million in the current fiscal year compared to approximately $0.1 million for the comparable prior year period.

Interest expense for the nine months ended September 30, 2008 was $3.5 million compared to $1.8 million for the same prior year period.  In connection with the early payoff of the Credit Agreement in June 2008, we accelerated the remaining deferred financing costs totaling $0.7 million and recorded this charge to interest expense. Additionally, $1.5 million in debt discounts were accelerated and recorded to interest expense.  We paid cash interest related to the Credit Agreement totaling $0.8 million for the nine months ended September 30, 2008 compared to $139,500 in the prior year. For the comparable period of the prior year, $1.4 million of the total interest related to accretion on the redemption of Series G and Series E Preferred Stock.

“I am pleased with the positive cash flow results of this quarter’s report,” commented Robert E. Chamberlain, Jr., Deep Down’s Chairman. “Deep Down’s financial position continues to show strong growth within our industry. Stockholders’ equity remains strong and is now $54.6 million compared to $12.6 million on December 31, 2007. Moreover, with the Company now nearly debt free, we are poised to continue our business growth strategies and leverage the rising subsea, deepwater, and ultra-deepwater project opportunities currently forecast for installation.”

 “Deep Down’s focus within the growing deepwater and ultra-deepwater market continues to position the Company for sustained growth,” commented Ron Smith, Deep Downs’ chief executive officer. “Moreover, equally as strong is our new Coretec™ buoyancy design that makes our riser solutions much more durable and advantageous for subsea drillers.

“In spite of certain segments of our industry experiencing delays and slowing growth due to global oil price fluctuations, credit, and cash flow issues, we continue to expect strong deepwater order activity,” Smith concluded.

About Deep Down, Inc.

Deep Down specializes in the provision of innovative solutions, installation management, engineering services, support services, custom fabrication and storage management services for the offshore subsea control, umbilical, and pipeline industries. The company fabricates component parts of subsea distribution systems and assemblies that specialize in the development of subsea fields and tie backs. These items include umbilicals, flow lines, distribution systems, pipeline terminations, controls, winches, and launch and retrieval systems, among others. Deep Down provides these services from the initial field conception phase, through manufacturing, site integration testing, installation, topside connections, and the final commissioning of a project.

The Company’s ElectroWave subsidiary offers products and services in the fields of electronic monitoring and control systems for the energy, military, and commercial business sectors. ElectroWave designs, manufactures, installs, and commissions integrated PLC and SCADA based instrumentation and control systems, including ballast control and monitoring, drilling instrumentation, vessel management systems, marine advisory systems, machinery plant control and monitoring systems, and closed circuit television systems.

The Company’s Mako subsidiary serves the growing offshore petroleum and marine industries with technical support services, and products vital to offshore petroleum production, through rentals of its remotely operated vehicles (ROV), topside and subsea equipment, and diving support systems used in diving operations, maintenance and repair operations, offshore construction, and environmental/marine surveys.

Flotation engineers, designs and manufactures deepwater buoyancy systems using high-strength FlotecTM syntactic foam and polyurethane elastomers.  Flotation’s  product offerings include distributed buoyancy for flexible pipes and umbilicals, drilling riser buoyance modules, CoreTecTM drilling riser buoyancy modules, ROVitsTM buoyancy, Hydro-Float mooring buoys, StablemoorTM low-drag ADCP deployment solution, Quick-Loc™ cable floats, HardballTM umbilical floats, Flotec™ cable and pipeline protection, InflexTM polymer bend restrictors, and installation buoyancy of any size and depth rating.

The Company’s strategy is to become a leading provider of products and services to the offshore industry, including shallow, deep, and ultra-deep water applications in oil and gas exploration, development and production activities, and maritime operations.  Management plans to achieve this strategy through organic growth and strategic acquisitions of complementary businesses with technological advantages in deepwater environments.  For further company information, please visit www.deepdowninc.com, www.electrowaveusa.com, www.makotechnologies.com and www.flotec.com.

One of our most important responsibilities is to communicate with shareholders in an open and direct manner.  Comments are based on current management expectations, and are considered "forward-looking statements," generally preceded by words such as "plans," "expects," "believes," "anticipates," or "intends."  We cannot promise future returns.  Our statements reflect our best judgment at the time they are issued, and we disclaim any obligation to update or alter forward-looking statements as the result of new information or future events.  Deep Down urges investors to review the risks and uncertainties contained within its filings with the Securities and Exchange Commission.

For Further Information

Steven Haag, Investor Relations

ir@deepdowninc.com
281-862-2201 (O)
281-862-2522 (F)

DEEP DOWN, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30, 2008	December 31, 2007
ASSETS

Cash and equivalents	$5,155,069	$2,206,220
Restricted cash	-	375,000
Accounts receivable, net of allowance of $345,649 and $139,787 respectively	7,197,552	7,190,466
Prepaid expenses and other current assets	850,030	312,058
Inventory	820,922	502,253
Lease receivable, short-term	-	414,000
Costs and estimated earnings in excess of billings on uncompleted contracts	1,661,829	749,455
Receivable from Prospect, net	-	2,687,333
Total current assets	15,685,402	14,436,785
Property and equipment, net	12,219,276	5,368,961
Other assets, net of accumulated amortization of $0 and $54,560 respectively	277,402	1,109,152
Lease receivable, long-term	-	173,000
Intangibles, net	18,418,196	4,369,647
Goodwill	12,985,718	10,594,144
Total assets	$59,585,994	$36,051,689

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued liabilities	$3,589,093	$3,569,826
Billings in excess of costs and estimated earnings on uncompleted contracts	367,259	188,030
Payable to Mako shareholders	-	3,205,667
Current portion of long-term debt	48,816	995,177
Total current liabilities	4,005,168	7,958,700
Deferred tax liabilities, net	45,362	-
Long-term debt, net of accumulated discount of $0 and $1,703,258 respectively	914,225	10,698,818
Series E redeemable exchangeable preferred stock, par value $0.01, face value and liquidation preference of $1,000 per share, no dividend preference, authorized 10,000,000 aggregate shares of all series of preferred stock, -0- and 500 issued and outstanding, respectively	-	386,411
Total liabilities	4,964,755	19,043,929
Temporary equity:
Series D redeemable convertible preferred stock, $0.01 par value, face value and liquidation preference of $1,000 per share, no dividend preference, authorized 10,000,000 aggregate shares of all series of preferred stock, -0- and 5,000 issued and outstanding, respectively	-	4,419,244
Total temporary equity	-	4,419,244
Stockholders' equity:
Common stock, $0.001 par value, 490,000,000 shares authorized, 177,350,630
and 85,976,526 shares issued and outstanding, respectively	177,351	85,977
Paid-in capital	60,167,948	14,849,847
Accumulated deficit	(5,724,060)	(2,347,308)
Total stockholders' equity	54,621,239	12,588,516
Total liabilities and stockholders' equity	$59,585,994	$36,051,689

DEEP DOWN, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Revenues
Contract revenue	$11,039,041	$3,819,536	$22,046,957	$9,930,453
Rental revenue	613,521	1,066,019	3,805,268	2,198,284
Total revenues	11,652,562	4,885,555	25,852,225	12,128,737
Cost of sales	6,350,318	3,625,020	15,462,187	8,300,707
Gross profit	5,302,244	1,260,535	10,390,038	3,828,030
Operating expenses:
Selling, general & administrative	3,733,254	949,376	9,413,939	2,712,997
Depreciation and amortization	17,366	20,861	882,779	44,797
Total operating expenses	3,750,620	970,237	10,296,718	2,757,794
Operating income	1,551,624	290,298	93,320	1,070,236
Other income (expense):
Gain (loss) on debt extinguishment	-	-	(446,412)	2,000,000
Interest income	36,977	32,645	103,487	48,935
Interest expense	(24,704)	(241,639)	(3,484,268)	(1,750,296)
Other income	17,060	15,052	5,644	15,052
Total other income (expense)	29,333	(193,942)	(3,821,549)	313,691
Income (loss) before income taxes	1,580,957	96,356	(3,728,229)	1,383,927
Benefit from (provision for) income taxes	(2,889)	99,613	351,477	(347,750)
Net income (loss)	$1,578,068	$195,969	$(3,376,752)	$1,036,177
Earnings (loss) per share:
Basic	$0.01	$-	$(0.03)	$0.01
Weighted-average common shares outstanding	176,093,714	68,285,932	131,744,393	72,626,591
Diluted	$0.01	$-	$(0.03)	$0.01
Weighted-average common shares outstanding	177,413,975	100,307,773	131,744,393	100,584,062

DEEP DOWN, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(Unaudited)

	For the Nine Months Ended September 30, 2008
	Common Stock		Paid-in	Accumulated
	Shares	Amount	Capital	Deficit	Total

Balance at December 31, 2007	85,976,532	$85,977	$14,849,847	$(2,347,308)	$12,588,516

Net loss	-	-	-	(3,376,752)	(3,376,752)
Exchange of Series D preferred stock	25,866,518	25,867	4,393,377		4,419,244
Stock issued for acquisition of Mako	2,802,969	2,803	1,959,275		1,962,078
Stock issued for acquisition of Flotation	1,714,286	1,714	1,421,143		1,422,857
Warrants issued for acquisition of Flotation		-	121,793		121,793
Restricted stock issued	1,200,000	1,200	(1,200)		-
Stock issued in private placement	57,142,857	57,143	37,002,527		37,059,670
Cashless exercise of stock options	29,339	29	(29)		-
Warrant exercises	2,618,129	2,618	(2,618)		-
Stock based compensation	-	-	423,833		423,833
Balance at September 30, 2008	177,350,630	$177,351	$60,167,948	$(5,724,060)	$54,621,239

DEEP DOWN, INC.
CONSOLIDATED STATEMENTS OF CASH FLOW
(Unaudited)

	Nine Months Ended
	September 30,
	2008	2007
Cash flows from operating activities:

Net loss	$(3,376,752)	$1,036,176
Adjustments to reconcile net income to net cash provided by
(used in) operating activities:
Gain on extinguishment of debt	-	(2,000,000)
Interest income	(54,975)	-
Amortization of debt discount	1,816,847	1,427,960
Amortization of deferred financing costs	762,700	15,988
Share-based compensation	423,833	113,480
Bad debt expense	1,052,668	16,305
Depreciation and amortization	1,641,508	247,503
Loss on disposal of equipment	160,692	7,948
Changes in assets and liabilities:
Lease receivable	-	(788,520)
Accounts receivable	942,111	(2,006,548)
Prepaid expenses and other current assets	(453,018)	(96,581)
Inventory	(820,922)	45,000
Finished goods	-	(515,601)
Costs and estimated earnings in excess of billings on uncompleted contracts	(41,191)	(913,435)
Accounts payable and accrued liabilities	(1,058,090)	2,072,684
Billings in excess of costs and estimated earnings on uncompleted contracts	179,229	(190,000)
Net cash provided by (used in) operating activities	$1,174,640	$(1,527,641)
Cash flows used in investing activities:
Cash paid for acquisition of Flotation	(22,161,863)	-
Cash paid for acquisition of Mako	(1,319,967)	-
Cash paid for third party debt	-	(432,475)
Cash received from sale of ElectroWave receivables	-	261,068
Cash deficit acquired an acquisition of a business	-	(18,974)
Purchases of equipment	(2,564,114)	(600,636)
Restricted cash	375,000	(375,000)
Net cash used in investing activities	$(25,670,944)	$(1,166,017)
Cash flows from financing activities:
Payment for cancellation of common stock	-	(250,000)
Redemption of preferred stock	-	(250,000)
Proceeds from sale of common stock, net of expenses	37,059,670	960,000
Proceeds from long term debt	2,687,333	-
Proceeds from sales-type lease	587,000	172,500
Borrowings on debt - related party	-	150,000
Payments on debt - related party	-	(150,000)
Borrowings on long-term debt	-	6,000,000
Increase in deferred financing fees	-	(442,198)
Creation of debt discount due to lender's fees	-	(180,000)
Payments of long-term debt	(12,888,850)	(2,641,671)
Net cash provided by financing activities	$27,445,153	$3,368,631
Change in cash and equivalents	2,948,849	674,973
Cash and equivalents, beginning of period	2,206,220	12,462
Cash and equivalents, end of period	$5,155,069	$687,435

DEEP DOWN, INC.
CONSOLIDATED STATEMENTS OF CASH FLOW - (continued)
(Unaudited)

	Nine Months Ended
	September 30,
	2008	2007
Supplemental schedule of noncash investing
and financing activities:
Acquisition of a business	$-	$(190,381)
Exchange of receivables for acquisition of a business	$-	$171,407
Warrants issued for acquisition of Flotation	$121,793	$-
Stock issued for acquisition of Flotation	$1,422,857	$-
Stock issued for acquisition of Mako	$1,962,078	$-
Correction of common stock per value to paid in capital	$-	$114,750
Fixed assets purchased with capital lease	$-	$525,000
Fixed assets transferred from Inventory	$502,253	$-
Exchange of Series D preferred stock	$4,419,244	$-
Exchange of Series E preferred stock	$-	$3,366,778
Redemption of Series E preferred stock	$-	$3,685,463
Exchange of Series E preferred stock for subordinated debenture	$500,000	$-
Common shares issued as restricted stock	$1,200	$-
Creation of debt discount due to warrants issued to lender	$-	$1,479,189
Creation of deferred financing fee due to warrants issued to third party	$-	$113,120
Supplemental Disclosures:
Cash paid for interest	$904,721	$306,349
Cash paid for pre-payment penalties	$446,413	$-
Cash paid for taxes	$275,000	$14,970